Exhibit 11.1



Statement regarding computation of per share earnings

The numerators and denominators of basic and fully diluted earnings per share are as follows:

                                         Three Months Ended March 31,            Six Months Ended March 31,
                                     -------------------------------------- -------------------------------------
                                                   2008               2007               2008               2007
                                     ------------------- ------------------ ------------------ ------------------
Net income (loss) allocable to
 common shares (numerator)              $    (2,012,337)    $     (142,352)    $   (7,830,187)    $      282,657
                                     =================== ================== ================== ==================
Shares used in the calculation
 (denominator)
Weighted average shares outstanding          12,537,504         14,266,108         12,952,901         14,429,481
   Effect of diluted stock options                   --                 --                 --                 --
                                     ------------------- ------------------ ------------------ ------------------
   Diluted shares                            12,537,504         14,266,108         12,952,901         14,429,481
                                     =================== ================== ================== ==================

Basic earnings per share                $        (0.16)     $       (0.01)     $        (0.60)    $         0.02
                                     =================== ================== ================== ==================

Diluted earnings per share              $        (0.16)     $       (0.01)     $        (0.60)    $         0.02
                                     =================== ================== ================== ==================